TWFG Announces Second Quarter 2025 Results

– Total Revenues increased 13.8% for the quarter over the prior year period to $60.3 million –
– Total Written Premium increased 14.4% for the quarter over the prior year period to $450.3 million –
– Organic Revenue Growth Rate* of 10.6% for the quarter –
– Net income of $9.0 million for the quarter –
– Adjusted EBITDA* increased 40.7% for the quarter over the prior year period to $15.1 million –

THE WOODLANDS, Texas, August 12, 2025 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the second quarter ended June 30, 2025.
Second Quarter 2025 Highlights
•Total revenues for the quarter increased 13.8% to $60.3 million, compared to $53.0 million in the prior year period
•Commission income for the quarter increased 12.1% to $54.6 million, compared to $48.7 million in the prior year period
•Net income for the quarter was $9.0 million, compared to $6.9 million in the prior year period, and net income margin for the quarter was 14.9%
•Diluted Earnings Per Share for the quarter was $0.13 and Adjusted Diluted Earnings Per Share* for the quarter was $0.20
•Total Written Premium for the quarter increased 14.4% to $450.3 million, compared to $393.6 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 10.6%
•Adjusted Net Income* for the quarter increased 17.3% from the prior year period to $11.5 million, and Adjusted Net Income Margin* for the quarter was 19.1%
•Adjusted EBITDA* for the quarter increased 40.7% over the prior year period to $15.1 million, and Adjusted EBITDA Margin* for the quarter was 25.1% compared to 20.3% in the prior year period
*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net Income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share, and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.
Gordy Bunch, Founder, Chairman, and CEO said “Our strong second quarter performance reflects the continued execution of our strategy and strength of our business model. Total revenues grew 13.8% year-over-year, Organic Revenue grew 10.6% year-over-year, and Adjusted EBITDA increased by 40.7%, expanding our Adjusted EBITDA Margin to 25.1%.
We continue to grow our distribution platforms through our recruiting and M&A efforts that support our long-term growth strategy. During the quarter, we completed four acquisitions, onboarded nine new retail branches and expanded into Kentucky. The acquisitions added five new corporate locations, one in Texas, one in Louisiana, three in North Carolina, and a new MGA (Managing General Agency) property program in Florida, which strengthens our market presence in the eastern gulf region. The new locations are in line with our acquisition expectations for both revenue and EBITDA.
As a reminder to our shareholders, newly onboard agents typically take two to three years to reach full productivity.”

Second Quarter 2025 Results
For the second quarter, Total Written Premiums were $450.3 million, a 14.4% increase compared to the same period in the prior year. Total revenues were $60.3 million, an increase of 13.8% compared to the same period in the prior year. Total revenues for the six months ended June 30, 2025 were $114.1 million, representing an increase of 15.1% compared to the same period in the prior year.

Organic Revenues, a non-GAAP measure that excludes contingent income, non-policy fee income, and other income, for the second quarter of 2025 were $54.1 million, compared to $48.4 million in the same period in the prior year. Organic Revenue Growth Rate was 10.6%, driven by robust new business production, normalized retention levels, and moderating rate increases. Organic Revenues were $103.3 million for the six months ended June 30, 2025, representing an increase of 14.9% compared to the same period in the prior year and Organic Revenue Growth Rate was 12.4% for the six months ended June 30, 2025.

Commission expense for the quarter was $34.2 million, an increase of 6.8% compared to $32.0 million in the second quarter in the prior year. This increase reflects the continued growth of our business.

Salaries and employee benefits for the quarter were $9.5 million, an increase of 39.3% compared to $6.8 million in the same period in the prior year. The increase includes $1.5 million of equity compensation expense and $1.2 million in salaries and employee benefit expenses related to 2025 corporate branch acquisitions as well as increased headcount and overall business growth.

Other administrative expenses for the quarter were $5.4 million, an increase of 44.2% compared to $3.7 million in the same period in the prior year. The increase reflects investments to support business growth and the absorption of public company operating costs.

For the second quarter of 2025, net income was $9.0 million and net income margin was 14.9%, compared to net income of $6.9 million and net income margin of 13.1% in the same period in the prior year. Adjusted Net Income was $11.5 million and Adjusted Net Income Margin was 19.1% compared to Adjusted Net Income of $9.8 million and Adjusted Net Income Margin of 18.5% in the same period in the prior year.

Adjusted EBITDA for the second quarter was $15.1 million, an increase of 40.7% over the same period in the prior year. Adjusted EBITDA Margin expanded to 25.1%, compared to 20.3% in the second quarter of 2024.

Cash flow from operating activities for the second quarter 2025 was $9.6 million, compared to $7.4 million in the same period in the prior year. Adjusted Free Cash Flow for the second quarter of 2025 was $2.9 million, compared to $3.7 million in the same period in the prior year, primarily driven by distributions to our pre-IPO members.

Liquidity and Capital Resources
As of June 30, 2025, the Company had cash and cash equivalents of $159.8 million. We had full unused capacity on our revolving credit facility of $50.0 million as of June 30, 2025. The total outstanding term notes payable balance was $5.0 million as of June 30, 2025.
2025 Updated Outlook
Based on the midpoint results for 2025 and current market conditions, the Company has updated its full-year 2025 guidance as follows.
•Total Revenues: Expected to be between $240 million and $255 million
•Organic Revenue Growth Rate*: Expected to be in the range of 11% to 14%
•Adjusted EBITDA Margin*: Expected to be in the range of 21% to 23%

The Company is unable to provide a reconciliation to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting the timing of items that have not yet occurred, as well as quantifying certain amounts that are necessary for such reconciliation.

*For a definition of Organic Revenue Growth Rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.

Conference Call Information
TWFG will host a conference call and webcast tomorrow at 10:00 AM ET to discuss these results.
To access the call by phone, participants should register at this link, where they will be provided with the dial in details. A live webcast of the conference call will also be available on TWFG’s investor relations website at investors.twfg.com. A webcast replay of the call will be available at investors.twfg.com for one year following the call.
About TWFG
TWFG (NASDAQ: TWFG) is a high-growth, independent distribution platform for personal and commercial insurance in the United States and represents hundreds of insurance carriers that underwrite personal lines and commercial lines risks. For more information, please visit twfg.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the U.S. Securities and Exchange Commission. You should specifically consider the numerous risks outlined under “Risk factors” in the Annual Report on Form 10-K for the year ended December 31, 2024.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Non-GAAP Financial Measures and Key Performance Indicators
Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), diluted earnings per share (Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
Organic Revenue. Since the first quarter of 2025, we have utilized the revised calculation methodology for Organic Revenue to include policy fee income as it is directly correlated to MGA commission income. Our legacy calculation methodology removed policy fee income from Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as net income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.
Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.
Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation, and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.
Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Gene Padgett, CAO for TWFG
Email: gene.padgett@twfg.com

PR Contact:
Alex Bunch, CMO for TWFG
Email: alex@twfg.com

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Commission income(1)	$54,562	$48,662	$103,347	$91,207
Contingent income	2,033	1,258	3,696	2,334
Fee income(2)	3,329	2,689	6,340	4,921
Other income	384	402	748	693
Total revenues	60,308	53,011	114,131	99,155
Expenses
Commission expense	34,151	31,962	65,965	58,405
Salaries and employee benefits	9,493	6,816	17,689	13,070
Other administrative expenses(3)	5,400	3,744	10,124	6,874
Depreciation and amortization	3,901	2,968	7,260	5,981
Total operating expenses	52,945	45,490	101,038	84,330
Operating income	7,363	7,521	13,093	14,825
Interest expense	68	872	151	1,714
Interest income	1,751	255	3,614	424
Other non-operating income, net	574	14	573	12
Income before tax	9,620	6,918	17,129	13,547
Income tax expense	620	—	1,276	—
Net income	9,000	6,918	15,853	13,547
Less: net income attributable to noncontrolling interests	7,043	6,918	12,558	13,547
Net income attributable to TWFG, Inc.	$1,957	$—	$3,295	$—

Weighted average shares of common stock outstanding:
Basic	14,904,083		14,896,951
Diluted	56,278,869		15,083,695
Earnings per share:
Basic	$0.13		$0.22
Diluted	$0.13		$0.22

(1)    Commission income - related party of $2,784 and $1,912 for the three months ended and $5,918 and $3,021 for the six months ended June 30, 2025 and 2024, respectively
(2)    Fee income - related party of $893 and $561 for the three months ended and $1,727 and $915 for the six months ended June 30, 2025 and 2024, respectively
(3)    Other administrative expenses - related party of $779 and $382 for the three months ended and $1,549 and $783 for the six months ended June 30, 2025 and 2024, respectively

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$39,316	$34,422	$75,312	$66,151
Corporate Branches	11,393	9,351	19,615	16,627
Total Insurance Services	50,709	43,773	94,927	82,778
TWFG MGA	9,233	8,830	18,428	15,625
Other	366	408	776	752
Total revenues	$60,308	$53,011	$114,131	$99,155

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$36,275	$32,259	$69,634	$62,159
Corporate Branches	11,294	9,412	19,508	16,662
Total Insurance Services	47,569	41,671	89,142	78,821
TWFG MGA	6,993	6,991	14,205	12,386
Total commission income	$54,562	$48,662	$103,347	$91,207

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Policy fees	$1,082	$933	$2,134	$1,446
Branch fees	1,416	1,220	2,671	2,351
License fees	559	444	1,167	959
TPA fees	272	92	368	165
Total fee income	$3,329	$2,689	$6,340	$4,921

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$28,013	$25,529	$53,967	47,557
Corporate Branches	1,568	1,256	2,674	2,118
Total Insurance Services	29,581	26,785	56,641	49,675
TWFG MGA	4,544	5,158	9,270	8,693
Other	26	19	54	37
Total commission expense	$34,151	$31,962	$65,965	$58,405

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$159,827	$195,772
Restricted cash	11,174	9,551
Commissions receivable, net	25,234	27,067
Accounts receivable	9,353	7,839
Other current assets, net	2,937	1,619
Total current assets	208,525	241,848
Non-current assets
Intangible assets, net	125,901	72,978
Property and equipment, net	3,263	3,499
Lease right-of-use assets, net	4,381	4,493
Other non-current assets	779	610
Total assets	$342,849	$323,428

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Commissions payable	$16,223	$13,848
Carrier liabilities	15,225	12,392
Operating lease liabilities, current	1,355	1,013
Short-term bank debt	1,942	1,912
Deferred acquisition payable, current	1,954	601
Other current liabilities	8,695	9,851
Total current liabilities	45,394	39,617
Non-current liabilities
Operating lease liabilities, net of current portion	3,008	3,372
Long-term bank debt	3,028	4,007
Deferred acquisition payable, non-current	2,448	1,122
Other non-current liabilities	—	24
Total liabilities	53,878	48,142
Commitments and contingencies (Note 13)
Redeemable noncontrolling interests	9,761	—
Stockholders' Equity
Class A common stock ($0.01 par value per share - 300,000,000 authorized, 14,904,083 and 14,811,874 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively )	149	148
Class B common stock ($0.00001 par value per share - 100,000,000 authorized, 7,277,651 shares issued and outstanding at June 30, 2025 and December 31, 2024)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized, 33,893,810 shares issued and outstanding at June 30, 2025 and December 31, 2024)	—	—
Additional paid-in capital	59,889	58,365
Retained earnings	18,583	15,288
Accumulated other comprehensive income	52	83
Total stockholders' equity attributable to TWFG, Inc.	78,673	73,884
Noncontrolling interests	200,537	201,402
Total stockholders' equity	279,210	275,286
Total liabilities, redeemable noncontrolling interest and equity	$342,849	$323,428

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total revenues	$60,308	$53,011	$114,131	$99,155
Acquisition adjustments(1)	(1,524)	(1,217)	(2,133)	(2,684)
Contingent income	(2,033)	(1,258)	(3,696)	(2,334)
Fee income	(3,329)	(2,689)	(6,340)	(4,921)
Policy fee income	1,082	933	2,134	1,446
Other income	(384)	(402)	(748)	(693)
Organic Revenue	$54,120	$48,378	$103,348	$89,969
Organic Revenue Growth(2)	$5,196	$6,159	$11,366	$10,756
Total Revenue Growth Rate(3)	13.8%	17.2%	15.1%	16.5%
Organic Revenue Growth Rate(2)	10.6%	14.6%	12.4%	13.6%

(1)    Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)    Revised Organic Revenue for the three months ended June 30, 2024 and 2023, and for the six months ended June 30, 2024 and 2023 used to calculate Organic Revenue Growth for the three months ended June 30, 2025 and 2024, was $48.9 million, $42.2 million, $92.0 million, and $79.2 million respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the three and six months ended June 30, 2025 and 2024, respectively. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
(3)    Represents the period-to-period change in total revenues divided by the total revenues in the prior period.

Legacy Calculation Methodology Applied to Current Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total revenues	$60,308	$53,011	$114,131	$99,155
Acquisition adjustments(1)	(1,524)	(1,217)	(2,133)	(2,684)
Contingent income	(2,033)	(1,258)	(3,696)	(2,334)
Fee income	(3,329)	(2,689)	(6,340)	(4,921)
Other income	(384)	(402)	(748)	(693)
Organic Revenue	$53,038	$47,445	$101,214	$88,523
Organic Revenue Growth(2)	$5,047	$5,747	$10,678	$10,386
Total Revenue Growth Rate(3)	13.8%	17.2%	15.1%	16.5%
Organic Revenue Growth Rate(2)	10.5%	13.8%	11.8%	13.3%

(1)     Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)     Revised Organic Revenue for the three months ended June 30, 2024 and 2023, and for the six months ended June 30, 2024 and 2023 used to calculate Organic Revenue Growth for the three months ended June 30, 2025 and 2024, was $48.0 million, $41.7 million, $90.5 million, and $78.1 million respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the three and six months ended June 30, 2025 and 2024, respectively. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
(3)     Represents the period-to-period change in total revenues divided by the total revenues in the prior period.

A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to Net income and Net income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total revenues	$60,308	$53,011	$114,131	$99,155
Net income	$9,000	$6,918	$15,853	$13,547
Income tax expense	620	—	1,276	—
Acquisition-related expenses	19	—	52	—
Equity-based compensation	1,515	—	2,719	—
Other non-recurring items(1)	10	—	10	(1,477)
Amortization expense	3,762	2,904	6,971	5,851
Adjusted income before income taxes	14,926	9,822	26,881	17,921
Adjusted income tax expense(2)	(3,407)	—	(6,135)	—
Adjusted Net Income	$11,519	$9,822	$20,746	$17,921
Net Income Margin	14.9%	13.1%	13.9%	13.7%
Adjusted Net Income Margin	19.1%	18.5%	18.2%	18.1%

Legacy Calculation Methodology Applied to Current Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025		2024
Total revenues	$60,308	$53,011	$114,131		$99,155
Net income	$9,000	$6,918	$15,853		$13,547
Income tax expense	620	—	1,276		—
Acquisition-related expenses	19	—	52	—	—
Equity-based compensation	1,515	—	2,719	—	—
Other non-recurring items(1)	10	—	10	—	(1,477)
Adjusted income before income taxes	11,164	6,918	19,910		12,070
Adjusted income tax expense(2)	(2,548)	—	(4,544)		—
Adjusted Net Income	$8,616	$6,918	$15,366		$12,070
Net Income Margin	14.9%	13.1%	13.9%		13.7%
Adjusted Net Income Margin	14.3%	13.1%	13.5%		12.2%

(1)    Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(2)    Post-IPO, we are subject to United States federal income taxes, in addition to state, local, and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. For the three and six months ended June 30, 2025, the calculation of adjusted income tax expense is based on a federal statutory rate of 21% and a blended state income tax rate of 1.82% on 100% of our adjusted income before income taxes as if we owned 100% of the TWFG Holding Company, LLC.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net income and Net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total revenues	$60,308	$53,011	$114,131	$99,155
Net income	$9,000	$6,918	$15,853	$13,547
Interest expense	68	872	151	1,714
Interest income	(1,751)	(255)	(3,614)	(424)
Depreciation and amortization	3,901	2,968	7,260	5,981
Income tax expense	620	—	1,276	—
EBITDA	11,838	10,503	20,926	20,818
Acquisition-related expenses	19	—	52	—
Equity-based compensation	1,515	—	2,719	—
Interest income	1,751	255	3,614	424
Other non-recurring items(1)	10	—	10	(1,477)
Adjusted EBITDA	$15,133	$10,758	$27,321	$19,765
Net Income Margin	14.9%	13.1%	13.9%	13.7%
Adjusted EBITDA Margin	25.1%	20.3%	23.9%	19.9%

(1)    Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash Flow from Operating Activities	$9,615	$7,400	$25,260	$17,154
Purchase of property and equipment	(44)	(39)	(59)	(47)
Tax distribution to members(1)	(6,728)	(3,685)	(8,752)	(6,104)
Acquisition-related expenses	19	—	52	—
Adjusted Free Cash Flow	$2,862	$3,676	$16,501	$11,003

(1)    Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.

A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, is as follows:

	Three Months Ended June 30,	Six Months Ended June 30,
	2025	2025
Earnings per share of common stock – diluted	$0.13	$0.22
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.03	0.06
Plus: Adjustments to Adjusted net income(2)	0.04	0.09
Adjusted Diluted Earnings Per Share	$0.20	$0.37

Weighted average common stock outstanding – diluted	56,278,869	15,083,695
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	—	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,278,869	56,255,156

(1)    For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three and six months ended June 30, 2025, this includes $7.0 million of net income on 56,278,869 weighted-average shares of common stock outstanding - diluted and $12.6 million of net income on 56,255,156 weighted-average shares of common stock outstanding - diluted, respectively. For the three and six months ended June 30, 2025, — weighted average outstanding Class B Common Stock and Class C Common Stock were considered dilutive and included in the 56,278,869 and 56,255,156 weighted-average shares of common stock outstanding - diluted within diluted earnings per share calculation, respectively.
(2)     Adjustments to Adjusted Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to Net Income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between Net Income of $9.0 million and Adjusted Net Income of $11.5 million and Net Income of $15.9 million and Adjusted Net Income of $20.7 million for the three and six months ended June 30, 2025, respectively. For the three and six months ended June 30, 2025, Adjusted Diluted Earnings Per Share include adjustments of $2.5 million to Adjusted Net Income on 56,278,869 weighted-average shares of common stock outstanding - diluted and $4.9 million to Adjusted Net Income on 56,255,156 weighted-average shares of common stock outstanding - diluted for the period presented, respectively.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$293,846	65%	$256,203	65%	$543,321	66%	$475,139	66%
Corporate Branches	95,551	21	78,169	20	163,650	20	136,053	19
Total Insurance Services	389,397	86	334,372	85	706,971	86	611,192	85
TWFG MGA	60,891	14	59,263	15	114,280	14	103,709	15
Total written premium	$450,288	100%	$393,635	100%	$821,251	100%	$714,901	100%

Business Mix:
Insurance Services
Renewal business	$301,930	67%	$260,121	66%	$546,775	67%	$474,598	66%
New business	87,467	19	74,251	19	160,196	20	136,594	19
Total Insurance Services	$389,397	86	$334,372	85	$706,971	87	$611,192	85

TWFG MGA
Renewal business	$47,366	11	$43,825	11	$83,741	10	$79,289	11
New business	13,525	3	15,438	4	30,539	3	24,420	4
Total TWFG MGA	60,891	14	59,263	15	114,280	13	103,709	15
Total written premium	$450,288	100%	$393,635	100%	$821,251	100%	$714,901	100%

Written Premium Retention:
Insurance Services		90%		94%		89%		95%
TWFG MGA		80		85		81		84
Consolidated		89		93		88		93

Line of Business:
Personal lines	$365,409	81%	$322,349	82%	$663,699	81%	$577,213	81%
Commercial lines	84,879	19	71,286	18	157,552	19	137,688	19
Total written premium	$450,288	100%	$393,635	100%	$821,251	100%	$714,901	100%